Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

Wednesday, March 9, 2016

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS FOURTH QUARTER AND YEAR END 2015 FINANCIAL RESULTS

10% Net Collected Revenue Growth and Increases AEBITDA Margin to 26% for 2015

MADISON HEIGHTS, MICHIGAN, March 9, 2016—InfuSystem Holdings, Inc. (NYSE MKT: INFU), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, reported financial results today for the fourth quarter and full year ended December 31, 2015.

Full Year 2015 Highlights:

•	Net revenue increased 9% to $72.1 million, due to 10% increase in Rental revenue;

•	“Net Collected Revenue” - net revenue less bad debt - increase of 10% to $66.9 million;

•	Net Income increased 12% to $3.7 million, or $0.16 per diluted share;

•	Gross profit increased 8% to $51.2 million; and

•	AEBITDA increased 17% to $18.8 million and AEBITDA margin increased 189 basis points to 26%.

Fourth Quarter Highlights:

•	Net revenue increased 20% to $19.5 million, driven by 16% increase in Rental revenue and a 54% increase in Sales revenue;

•	“Net Collected Revenue” increased 18% to $18.1 million;

•	Net income increased 94% to $2 million, or $0.09 per diluted share;

•	Gross Profit increased 20% to $14.0 million; and

•	AEBITDA increased 30% to $6.0 million and AEBITDA margin increased 229 basis points to 31%.

Management Discussion

Eric K. Steen, chief executive officer of InfuSystem, said, “We met our full year 2015 guidance of double digit net collected revenue growth, defined as net revenues less bad debt, and achieved AEBITDA of $18.8 million, or 26% of net revenue. Our other 2015 accomplishments included reducing our interest rate to below 3% with our new Chase credit facility, the Ciscura Holding Company, Inc., (“Ciscura”) acquisition, the opening of our new service center in Georgia, increasing our payor networks under contract from approximately 270 at the beginning of the year to over 340 at year end, expanding our pump fleet to over 61,000 and our continued expansion of our information technology offerings to the market place. All of this makes us a stronger company - financially and competitively - as we head into 2016.”

Mr. Steen continued “We ended on a strong note with fourth quarter net revenue growth of 20%, primarily driven by a 16% increase in rental revenue and product sales increasing by 54%. Looking at our recurring rental revenue on the same basis, for the fourth quarter of 2015, Net Collected Rental Revenue increased 14% to $15.5 million. For the full year 2015 Net Collected Rental Revenue increased 12% to $59.3 million. We are pleased with the double-digit rental growth for both the fourth quarter and the full year. All of this led us to achieve another solid profitable fourth quarter and full year.”

“We are particularly pleased with the significant growth of our electronic connectivity initiative. At this time last year, we were electronically connected through EMR integrations with 25 oncology infusion centers throughout the U.S. and at December 31, 2015, we were connected with 75 infusion centers, an increase of 200%. We are pleased with the successful EMR platform integrations that include EPIC, Cerner, Varian and Altos and we are encouraged about how well our newly developed EXPRESS PC and iPad order entry system is being received. We have already converted over 100 clinic facilities to this new system. We firmly believe this is a significant differentiator versus our competitors. Our customers have made it clear to us that they greatly appreciate the technology solutions that we provide to eliminate the duplication of medical records, transfer the billings and collections processes from their staff to our software platform, and automatically place orders for new pumps as needed. This is clearly a “win/win” for both parties, as both our EMR integration solution InfuConnect and our PC and iPad based EXPRESS allow our customers to drive operating efficiencies throughout their organization.”

Mr. Steen concluded, “We remain committed to our growth strategy to continue to expand our rental pump fleet and to consider opportunistic asset acquisitions that meet our financial criteria and can be integrated quickly and efficiently – just as we did with the Ciscura acquisition in 2015. During 2015, we added over 9,200 infusion pumps to our fleet, an investment of $10.5 million, and continued to gain traction in our Pain Management initiatives. The progress we made in 2015 is a testament to the hard work, commitment and creativity of our employees to do the job and to do it well. We successfully executed on a key strategic initiative to drive profitable growth in 2015 and we look to extend that momentum into 2016 and beyond.”

Full Year 2015 Results

Revenue for the full year ended December 31, 2015 was $72.1 million, a 9% increase over 2014. Rental revenue increased 10%; revenue from product sales decreased 2% from 2014. Gross profit as a percentage of revenues remained consistent with the same 12-month period in 2014 at 71%.

Net Collected Rental Revenue was $59.3 million, an increase of 12%, compared to last year’s $53.0 million. Bad debt decreased $0.5 million compared to the prior year from 10% of Rental Revenue to 8% of Rental Revenue in 2015. This change is the result of our increased number of third-party payor contracts that are now being billed at in-network rates with lower rates of bad debt whereby previous insurance billings were billed at higher out-of-network rates and higher rates of bad debt.

Year-to-date selling and marketing expenses were up $0.7 million, or 7% to $10.4 million, compared to $9.7 million in the same prior year period. As a percentage of total revenues, selling and marketing expenses remained consistent at approximately 15% for the comparable 2014 period, continuing our leverage on selling expenses.

General and administrative (“G&A”) expenses year-to-date were up $3.8 million, or 19%, to $23.8 million, compared to $20.0 million in the same prior year period. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on information technology (“IT”) and Pain Management initiatives of $0.9 million, increases in compensation and personnel of $1.9 million, increases in stock-based compensation of $0.4 million and $0.7 million in deal costs related to our acquisition, transition and integration of Ciscura offset by savings in other G&A categories.

Net income for the year increased 12% to $3.7 million, or $0.16 per diluted share, versus $3.4 million, or $0.15 per share, in the prior year. Adjusted net income for the year, adding back integration costs associated with the Ciscura acquisition and other income and expenses was $5.3 million, or $0.23 per diluted share, compared to $3.4 million, or $0.15 per diluted share, in the same prior year period.

For the twelve months ended December 31, 2015, Adjusted EBITDA increased $2.7 million, or 17% to $18.8 million, compared to $16.1 million in the same prior year period despite the increased investments in IT, Pain Management, compensation and personnel costs and stock compensation - all totaling $3.9 million. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation table for Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Fourth Quarter Results

Net Revenue in the fourth quarter of 2015 was $19.5 million, an increase of $3.3 million, or 20%, compared to the same quarter ended December 31, 2014. During the period, net revenue from rentals was $16.9 million, an increase of $2.4 million, or 16%, compared to the same prior year period. Product sales during the quarter totaled $2.6 million, an increase of $0.9 million, or 54.0%, compared to $1.7 million in the fourth quarter of 2014.

Selling and marketing expenses were $2.3 million, an increase of 18%, compared to $2.0 million for the three months ended December 31, 2014, but remained consistent at 12% as a percentage of revenue. This increase was largely attributable to increased efforts in the marketing area and additional headcount as a result of our acquisition of Ciscura.

G&A expenses were $6.1 million, an increase of 16%, compared to $5.3 million for the quarter ended December 31, 2014. As a percentage of revenue, G&A expenses decreased slightly from 32% to 31% in the fourth quarter of 2015. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on IT of $0.6 million and compensation and personnel of $0.2 million.

Net income in the fourth quarter increased 94% to $2.0 million, or $0.09 per diluted share, compared to net income of $1.0 million, or $0.05 per diluted share, for the fourth quarter of last year.

For the fourth quarter, Adjusted EBITDA increased $1.4 million, or 30% to $6.0 million, compared to $4.6 million in the same prior year period. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation table for Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix this press release.

Financial Condition

Net cash provided by operations for the full year ended December 31, 2015 was $7.1 million compared to net cash provided of $7.3 million for the prior year period.

As of December 31, 2015, the Company had cash and cash equivalents of $0.8 million and $9.9 million of availability on its revolving line-of-credit compared to $0.5 million of cash and cash equivalents and $6.6 million of availability on its revolving line-of-credit as of December 31, 2014. Total debt less cash on hand (“Net Debt”) as of December 31, 2015 was $34.2 million, including $6.2 million as a result of the Ciscura acquisition, compared to the previous fiscal year of $25.0 million.

Management Discussion

“We will continue to make investments that will allow us to gain market share and drive both top- and bottom-line results. During 2015 we invested more than $5 million in IT and over $10 million in our infusion pump fleet, while maintaining liquidity at the $10 million level,” said Jonathan P. Foster, chief financial officer. “During the year, we refinanced our debt to an all-time low rate; incurred an early extinguishment of debt of $1.6 million and nearly offset these costs with savings on interest expense of $1.4 million in the first year. The strong cash flow characteristics of our business, afford us the confidence to responsibly service the debt and grow our business profitably.”

Guidance

The Company issues guidance of high single digit net collected revenue growth for 2016. It is important to note that the Company’s Form 10-K for the year ended December 31, 2015, includes comments regarding the recent announcements by the Centers for Medicare and Medicaid Services (“CMS”) and seasonality.

Conference Call

The Company will conduct a conference call for investors on Wednesday, March 9, 2016 at 11:00 a.m. Eastern Time to discuss fourth quarter and year end performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, and Jonathan P. Foster, chief financial officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free 800-446-1671 and use the confirmation number 41752008. The release will be available on most financial websites. Additionally, a Web replay will be available on the Company’s website for 30 days.

Non-GAAP Measure

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including the Centers for Medicare and Medicaid Services competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including subsequent quarterly reports on our Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	December 31, 2015	December 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$818	$515
Accounts receivable, less allowance for doubtful accounts of $4,737 and $4,739 at December 31, 2015 and December 31, 2014, respectively	14,206	10,300
Inventories	1,916	1,758
Other current assets	861	633
Deferred income taxes	2,743	2,252

Total Current Assets	20,544	15,458
Medical equipment held for sale or rental	2,277	2,255
Medical equipment in rental service, net of accumulated depreciation	27,837	19,814
Property & equipment, net of accumulated depreciation	2,370	2,451
Deferred debt issuance costs, net	134	1,194
Intangible assets, net	31,534	25,073
Deferred income taxes	11,502	13,756
Other assets	251	212

Total Assets	$96,449	$80,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,586	$5,215
Current portion of long-term debt	5,060	6,452
Other current liabilities	3,641	3,062

Total Current Liabilities	15,287	14,729
Long-term debt, net of current portion	29,884	19,032

Total Liabilities	45,171	33,761

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,739,550 and 22,541,890, as of December 31, 2015 and issued and outstanding 22,506,420 and 22,308,730, as of December 31, 2014, respectively.	2	2
Additional paid-in capital	91,238	90,155
Retained deficit	(39,962)	(43,705)

Total Stockholders’ Equity	51,278	46,452

Total Liabilities and Stockholders’ Equity	$96,449	$80,213

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
(in thousands, except share data)	2015	2014	2015	2014

Net revenues:
Rentals	$16,932	$14,568	$64,536	$58,718
Product sales	2,606	1,692	7,589	7,769

Net revenues	19,538	16,260	72,125	66,487

Cost of revenues:
Cost of revenues - Product, service and supply costs	3,551	3,141	13,802	12,165
Cost of revenues - Pump depreciation and loss on disposal	2,004	1,494	7,139	6,968

Gross profit	13,983	11,625	51,184	47,354

Selling, general and administrative expenses:
Provision for doubtful accounts	1,444	963	5,234	5,774
Amortization of intangibles	784	640	2,884	2,516
Selling and marketing	2,345	1,983	10,424	9,745
General and administrative	6,126	5,265	23,778	19,988

Total selling, general and administrative:	10,699	8,851	42,320	38,023

Operating income	3,284	2,774	8,864	9,331

Other (expense) income:
Interest expense	(308)	(779)	(1,705)	(3,134)
Loss on extinguishment of long-term debt	—	—	(1,599)	—
Other income (expense)	41	(13)	13	13

Total other expense	(267)	(792)	(3,291)	(3,121)

Income before income taxes	3,017	1,982	5,573	6,210
Income tax expense	(1,011)	(946)	(1,830)	(2,853)

Net income	$2,006	$1,036	$3,743	$3,357

Net income per share:
Basic	$0.09	$0.05	$0.17	$0.15
Diluted	$0.09	$0.05	$0.16	$0.15
Weighted average shares outstanding:
Basic	22,516,622	22,290,864	22,414,587	22,154,199
Diluted	22,929,050	22,825,267	22,843,235	22,552,093

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2015	Year Ended December 31, 2014
OPERATING ACTIVITIES
Net income	$3,743	$3,357
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of long-term debt	1,599	—
Provision for doubtful accounts	5,234	5,774
Depreciation	5,359	3,626
Loss on disposal of medical equipment	591	281
Gain on sale of medical equipment	(2,441)	(2,179)
Amortization of intangible assets	2,884	2,516
Amortization of deferred debt issuance costs	127	623
Stock-based compensation expense	996	576
Deferred income tax expense	1,763	2,588
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(9,140)	(5,377)
Inventories	(158)	(524)
Other current assets	(228)	(115)
Other assets	(497)	140
Changes in Liabilities - Increase/(Decrease):
Accounts payable and other liabilities	(2,778)	(4,031)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,054	7,255

INVESTING ACTIVITIES
Acquisitions	(6,156)	—
Purchases of medical equipment	(4,198)	(4,167)
Purchases of property	(314)	(1,995)
Purchases of intangible assets	(5,733)	(3,543)
Proceeds from sale of medical equipment	4,494	6,867

NET CASH USED IN INVESTING ACTIVITIES	(11,907)	(2,838)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(65,202)	(66,689)
Cash proceeds from bank loans and revolving credit facility	70,429	61,853
Debt issuance costs	(157)	—
Common stock repurchased to satisfy taxes on stock based compensation	(179)	(204)
Cash proceeds from stock plans	265	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,156	(5,040)

Net change in cash and cash equivalents	303	(623)
Cash and cash equivalents, beginning of year	515	1,138

Cash and cash equivalents, end of year	$818	$515

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014

Net income	$2,006	$1,036	$3,743	$3,357
Adjustments:
Interest expense	308	779	1,705	3,134
Income tax expense	1,011	946	1,830	2,853
Depreciation	1,613	1,031	5,359	3,626
Amortization	784	640	2,884	2,516

EBITDA	$5,722	$4,432	$15,521	$15,486

Stock compensation	200	159	996	576
Loss on early extinguishment of long term debt	—	—	1,599	—
Strategic alternative/transition costs	41	—	669	—

EBITDA - Adjusted	$5,963	$4,591	$18,785	$16,062

OPERATING INCOME TO ADJUSTED NET INCOME:
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2015	2014	2015	2014

Operating income	$3,284	$2,774	$8,864	$9,331
Adjustments:
Strategic alternative/transition costs	41	—	669	—
Interest expense	(308)	(779)	(1,705)	(3,134)
Other income	41	(13)	13	13

Income before income taxes - adjusted	$3,058	$1,982	$7,841	$6,210
Income tax expense	1,024	945	2,572	2,850

NET INCOME - adjusted	$2,034	$1,037	$5,269	$3,360

Net income per share:
Basic	$0.0903	$0.0465	$0.2351	$0.1517
Diluted	$0.0887	$0.0454	$0.2307	$0.1490
Weighted average shares outstanding:
Basic	22,516,622	22,290,864	22,414,587	22,154,199
Diluted	22,929,050	22,825,267	22,843,235	22,552,093